Exhibit 99.2

Digital Power Corp Issues Revenue Guidance for Q3 and Q4 2017

Company Forecasts Revenue Growth; Issues Revenue Guidance for Fiscal 2018

FREMONT, Calif., Aug. 25, 2017 (GLOBE NEWSWIRE) -- Digital Power Corporation (NYSE AMERICAN:DPW) ("Digital Power" or the "Company"), a company seeking to increase revenues through acquisitions and organic growth, issued an investor update and revenue guidance in response to the various questions that it has received since it published on August 21, 2017 its 10-Q report with the Securities and Exchange Commission (“SEC”) for the period ended June 30, 2017. The Company provided investors and its shareholders guidance on revenues for the remainder of 2017 and for 2018, forecasting growth quarter over quarter starting with the current period ending September 30, 2017.

The Company announced its estimate of gross revenues for the following periods:

●	Quarter ending September 30, 2017:	Between $2.9M to $3.5M

●	Quarter ending December 31, 2017:	Between $4.2M to $4.9M

●	Year ending December 31, 2018:	Between $23.5M to 25.0M

The Company stated the increase in 2018 is based on its ability to fully recognize revenue from its operations and all acquisitions completed in 2017. The Company cautions that these forecasts for Q3 and Q4 of 2017 do not currently include revenues from the $50M purchase order since it is reviewing its revenue recognition policies and protocols. The recognition of revenues from the contract for manufacturing services being provided to MTIX, Ltd. is complex for various reasons including that production is multinational, being conducted in both England and the United States, and, hence, thus under regulatory scrutiny by varying sets of governing laws, regulations and practices from government and industry agencies. The Company seeks to adopt the “best of practice” in policies and procedure as its standard protocol as advised by its contracted consultants and industry experts.

Milton “Todd” Ault, the Company’s Executive Chairman, stated, “The quarter ended June 30, 2017 did not realize the full impact of gross revenues from Microphase and will only begin to include revenues from Power-Plus Technical Distributors once the acquisition is completed by or about September 1, 2017. The Company will also begin to recognize revenues from the manufacturing of equipment employing the Multiplexed Laser Surface Enhancement (“MLSE®”) technology to MTIX, Ltd. and its clients as a result of the $50M purchase order we have received earlier this year.” Ault continued. “We will also begin to recognize from the reduction of our backlog in orders and from new customers and new customer orders due to the synergies just starting to be leveraged by the Company’s subsidiaries and from other acquisitions that may close during Q3 and during Q4. As I have recently stated, we believe our history will prove that this 2nd quarter is the Company’s bottom and our last quarter of shrinking revenues. The 3rd quarter of 2017 will hallmark our turnaround.”

As previously reported, the Company expects to change its name, Digital Power Corporation, while retaining its stock symbol later this year.

The Company is committed to an acquisitions and organic growth strategy and anticipates to continue to raise additional capital in the foreseeable future to fuel the engine of growth necessary to accomplish the Company’s goals and strategy.

About Digital Power

Headquartered in Fremont, CA, Digital Power Corporation designs, manufactures and sells high-grade customized and off-the-shelf power system solutions. Our products are used in the most demanding communications, industrial, medical and military applications where customers demand high density, high efficiency and ruggedized power solutions. The Company’s wholly owned subsidiary, Coolisys Technologies, Inc. a technology focused developer and manufacturer that services the defense, aerospace, medical and industrial sectors, has 2 subsidiaries. Digital Power Limited is based in Salisbury, UK is wholly-owned. Microphase Corporation, is a majority owned subsidiary, with its headquarters in Shelton, CT (203) 866-8000. Website: www.microphase.com. Digital Power Lending, LLC, is a wholly owned subsidiary of the Company, is based in Fremont, CA, and is a California private lending company dedicated to strategically providing capital to small and middle size businesses for an equity interest in addition to loan fees and interest. Digital Power Corporation's headquarters is located at 48430 Lakeview Blvd., Fremont, California, 94538; 1-877-634-0982. Website: www.digipwr.com.

For Investor Relations inquiries: IR@digipwr.com or 1-888-753-2235.

Forward-Looking Statements

The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenues for the remaining 2017 and thereafter from contracts and operations on a consolidated basis,  that the Company will be able to complete a complete  the acquisition of Power-Plus, that it will be able to meet its production for the MTIX product   and develop a new line of accepted products and services targeting the specialized marketplace. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward- looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason. More information about potential risk factors that could affect the Company’s business and financial results are included in the Company’s most recent filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available on the Company’s website at www.digipwr.com.